SUCCESSFULLY EXECUTING DISPOSITION PLAN & USING THE NET PROCEEDS TO REDUCE LEVERAGE

GNL GLOBAL NET LEASE

Disposition Name	Closing Date	# of Properties	Disposition Price (in mm)	Cash Cap Rate[1]	Wtd. Avg. Lease Term Remaining[2]
Closed (as of 12/9/24):					
Truist Properties (ST Retail)	Closed: Q1'24-Q3'24	21	$51.5	–	–
Shippensburg Marketplace (MT Retail)	Closed: Q2'24	1	$6.6	–	–
Decatur Commons (MT Retail)	Closed: Q2'24	1	$15.6	–	–
Americold (Industrial / Distribution)	Closed: Q2'24	9	$170.0	–	–
Springfield Commons[3] (MT Retail)	Closed: Q2'24	1	$16.5	–	–
Shops at Abilene (MT Retail)	Closed: Q3'24	1	$21.3	–	–
HEB Plus Center (MT Retail)	Closed: Q3'24	1	$26.0	–	–
East West Commons (MT Retail)	Closed: Q3'24	1	$29.6	–	–
Johnson Controls (Office)	Closed: Q3'24	1	$4.4	–	–
Imperial Gas & Convenience (ST Retail)	Closed: Q3'24	1	$1.7	–	–
The Plant Shopping Center (MT Retail)	Closed: Q3'24	1	$95.0	–	–
Epredia (Office)	Closed: Q3'24	1	$13.8	–	–
Kedrion Plasma (Office)	Closed: Q3'24-Q4'24	2	$8.1	–	–
Pizza Hut (ST Retail)	Closed: Q4'24	19	$17.4	–	–
Sterling Slidell (MT Retail)[3]	Closed: Q4'24	1	$2.7	–	–
Fresenius (ST Retail)	Closed: Q4'24	7	$16.6	–	–
Total Occupied Assets	**Closed**	**69**	**$496.7**	7.1%	**4.7 Years**
Total Vacant Assets[4]	**Closed**	**55**	**$123.7**	**–**	**–**
Total Closed		**124**	**$620.4**	**7.1%**	**4.7 Years**

Note: Data as of December 9, 2024.

1. *Calculated as NOI divided by disposition price.*
2. *Weighted average remaining lease term in years is based on square feet as of date of sale.*
3. *Represents a partial sale of the property.*
4. *Includes the sale of the 366,000 square foot former Foster Wheeler Office building that sold for over $27 million as the tenant's lease expired in mid-August, having collected 100% of the rent under the term of the lease.*

SUCCESSFULLY EXECUTING DISPOSITION PLAN & USING THE NET PROCEEDS TO REDUCE LEVERAGE (CONT'D)

GNL GLOBAL NET LEASE

Disposition Name	Expected Closing	# of Properties	Disposition Price (in mm)[1]	Cash Cap Rate[2]	Wtd. Avg. Lease Term Remaining[3]
Signed PSA:					
Non-Refundable Deposit	Q4'24	49	$131.1	7.1%	5.2 Years
In Due-Diligence	Q4'24 – Q1'25	17	$109.7	6.9%	9.4 Years
Total Occupied Assets	**Q4'24 – Q1'25**	**66**	**$240.8**	**7.0%**	**6.7 Years**
Non-Refundable Deposit	Q4'24 – Q2'25	4	$62.3	–	–
In Due-Diligence	–	–	–	–	–
Total Vacant Assets	**Q4'24 – Q2'25**	**4**	**$62.3**	–	–
Total Signed PSA[4]		**70**	**$303.1**	**7.0%**	**6.7 Years**
Executed LOI:					
Occupied Assets	Q1'25	41	$74.1	7.1%	13.5 Years
Vacant Assets	Q1'25	5	$62.5	–	–
Total Executed LOI		**46**	**$136.6**	**7.1%**	**13.5 Years**
Total Closed Plus Disposition Pipeline		**240**	**$1,060.0**	**7.1%**	**5.4 Years**

Note: Data as of December 9, 2024.

1. *Assumed signed PSAs and executed LOIs lead to definitive sales on their contemplated terms, which is not assured.*
2. *Calculated as NOI divided by disposition price.*
3. *Weighted average remaining lease term in years is based on square feet as of date of sale.*
4. *Excludes the forward sale of the KPN office asset in Netherlands that is expected to close in December 2026.*